Winthrop Realty Trust TRADED: NYSE: FUR 7 Bulfinch Place, Suite 500 Boston, MA 02114

Contact at Winthrop Realty Trust
Beverly Bergman
Investor or Media Inquiries
Phone: (617) 570-4614; e-mail: bbergman@firstwinthrop.com

FOR IMMEDIATE RELEASE
July 14, 2009

WINTHROP REALTY TRUST SELLS PORTION OF FIRST MORTGAGE LOAN, RESTRUCTURES MARC REALTY TRANSACTION, AND REPURCHASES ADDITIONAL SERIES B-1 PREFERRED SHARES

FOR IMMEDIATE RELEASE – BOSTON, July 14/PRNewswire-FirstCall/ -- Winthrop Realty Trust (NYSE:FUR) announced today that it has sold to an unaffiliated third party a $35,000,000 9.75% A Note for par with respect to the recently acquired $73,795,919 first mortgage loan, which has a $50,000,000 discounted payoff option, secured by a 19 story, 289,000 square foot office building located at 160 Spear Street, San Francisco, California.  As a result of the sale of the A Note, the Company’s total current remaining investment in this loan has been reduced to $3,500,000.  The Company retains its obligation to fund a separate $4,800,000 15% mezzanine loan ($600,000 per quarter for the next 8 quarters).

The Company also announced that it has restructured its Marc Realty investment to, among other things, eliminate approximately $12,500,000 of a deferred return due to Marc Realty, transfer the Company’s interest in three of its suburban, and one of the downtown, properties to Marc Realty, and modify the priority of payments as between the Company and Marc Realty so that all cash returns are now effectively pari passu.  The Company presently estimates that it may realize a non-cash impairment charge for financial statement purposes of up to $5,800,000 before taking into consideration the benefit, if any, of the elimination of the $12,500,000 deferred return due to Marc Realty.

Finally, the Company has acquired 100,000 of its Series B-1 Cumulative Convertible Redeemable Preferred Shares at a 20% discount leaving 1,396,000 Series B-1 Preferred Shares outstanding.

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Winthrop Realty Trust is a NYSE-listed real estate investment trust (REIT) headquartered in Boston, Massachusetts.  Additional information on Winthrop Realty Trust is available on its Web site at www.winthropreit.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995.  With the exception of the historical information contained in this news release, the matters described herein contain “forward-looking” statements that involve risk and uncertainties that may individually or collectively impact the matters herein described.  These are detailed from time to time in the “Risk Factors” section of Winthrop’s Annual Report on Form 10-K for the year ended December 31, 2008, as may be updated or supplemented in Winthrop’s Form 10-Q and other filings with the Securities and Exchange Commission which discuss the factors that could adversely affect Winthrop's results.  Further information relating to Winthrop’s financial position, results of operations, and investor information is also contained in Winthrop’s reports filed with the SEC, which reports are available for download at our website www.winthropreit.com or at the SEC website www.sec.gov.